Exhibit 5.1

780 NORTH WATER STREET MILWAUKEE, WISCONSIN 53202-3590 Tel 414-273-3500 Fax 414-273-5198 www.GKLAW.COM

April 30, 2013

Associated Banc-Corp

1200 Hansen Road

Green Bay, WI  54304

Ladies and Gentlemen:

We have acted as your counsel in connection with the issuance by Associated Banc-Corp, a Wisconsin corporation (the “Company”), of up to 18,423,830 shares of common stock, $0.01 par value (the “Shares”), pursuant to the Associated Banc-Corp 2013 Incentive Compensation Plan (the “Plan”), as described in the Company’s prospectus dated April 30, 2013 (the “Prospectus”) relating to the Company’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on April 30, 2013 (the “Registration Statement”).

We have examined:  (a) the Plan, the Prospectus and the Registration Statement, (b) the Company’s Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON DC

GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS